Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Post-effective Amendment No. 1 to Form S-8) pertaining to the Westmoreland Coal Company and Subsidiaries Employees’ Savings Plan and San Juan Salaried Employee 401(k) Plan of our reports dated March 11, 2016, with respect to the consolidated financial statements and schedule of Westmoreland Coal Company and subsidiaries and the effectiveness of internal control over financial reporting of Westmoreland Coal Company and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Denver, Colorado
August 2, 2016